EXHIBIT 10.4


                        NORTH AMERICAN GEOPHYSICAL
                            29 Retirement Road
                               Nassau, Bahamas

                                   AGREEMENT

This contract dated December 1, 1997, is by and between AmeriTech Petroleum, Inc. ("AmeriTech") and North American Geophysical ("North American"). For and in consideration of mutual promises and covenants contained within this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

  1. North American acknowledges receipt of $1,000,000.00(one million U.S. dollars) from AmeriTech as part consideration to conduct a seismic survey on the lands and to the extent identified in the Appendices to this Agreement.

  2. North American agrees to commence and complete a 3-D seismic survey within a reasonable period of time from the date this Agreement is executed, and submit a report or reports concerning such survey to AmeriTech as more fully described on the Appendices to this Agreement.

  3. AmeriTech agrees to pay additional consideration to North American as shown on the Appendices to this Agreement, on or before completion of the work required in each such Appendix, but in no event later than the date AmeriTech requests reports concerning such surveys from North American.

  4. If AmeriTech fails to pay additional consideration required by this Agreement or as specifically provided in any Appendix to this Agreement, such failure to pay will result in the survey and all data relating to the survey becoming the property of North American; and AmeriTech agrees that in such circumstances title to the survey and the data associated with such survey will remain with North American until full payment of the amount required by this Agreement and the applicable Appendix is made.

  5. Should the work required by any Appendix to this Agreement not be commenced or completed for any reason, AmeriTech shall not be obligated to pay the additional consideration required by this Agreement and the applicable Appendix, but in no event will North American ever be required to refund the $1,000,000.00 already received by North American in conjunction with this Agreement.

  6. AmeriTech agrees to provide North American access to the lands described in the Appendices to this Agreement, so that North American may conduct activities relating to the seismic survey, and AmeriTech represents it has the authority, or will have the authority, to grant North American access to the lands described in the Appendices to conduct such activities.

  7. North American may subcontract any and all work required to be performed by it under this Agreement, as it deems necessary or appropriate, but in so doing will remain solely liable to AmeriTech to comply with the terms of this Agreement and AmeriTech agrees to look solely to North American for compliance with the terms of this Agreement.

  8. This instrument constitutes the entire agreement of the parties, except as additional Appendices may be added to this Agreement, and this Agreement supersedes any prior oral or written agreements or understandings concerning the subject matter of this Agreement. This agreement may not be amended, except by written instrument referring specifically to this Agreement. It is however, contemplated that the parties will, from time to time, prepare and execute Appendices to this Agreement, which the parties specifically agree will, to the extent state in such Appendices, amend this Agreement.

  9. This Agreement will be construed under the laws of the State of Texas, and venue for any action in conjunction with this agreement will be in Dallas County, Texas.

 10. This Agreement inures to the benefit of the parities, their assigns, successors, and representatives.


                                             AMERITECH PETROLEUM, INC.

                                              /s/ Brent A. Wagman
                                           By:___________________________
                                              Brent A. Wagman, President




                                             North Americna Geophysical

                                            By: /s/ M.W. Taylor
                                               __________________________
                                                M.W. Taylor, Director